Exhibit 99.1

NEWS RELEASE

Editorial Contact:	Investor Contact:

Molly Mulloy	David H. Allen
Atheros Communications	Atheros Communications
408-830-5850	408-830-5762
molly.mulloy@atheros.com	david.allen@atheros.com

Atheros Adds PON Technology with the Acquisition of Opulan

Expands its Networking Portfolio to Deliver Gigabit Broadband and Robust Hybrid

Connectivity for Homes and Multi-Dwelling Units

SANTA CLARA, Calif. – July 19, 2010 – Atheros Communications, Inc. (NASDAQ: ATHR), a global leader in innovative technologies for wireless and wired communications, today announced that it has signed a definitive agreement to acquire Opulan Technologies Corp., a privately held Chinese fabless semiconductor company specializing in solutions for passive optical networking (PON) and broadband access aggregation (MUX). The acquisition further expands Atheros’ platform solutions for its networking customers worldwide, and enhances its strong R&D capabilities and customer relationships in Asia.

Representing the future of broadband access technology, PON is expected to be a significant portion of the growing fiber-to-the-home (FTTH) market. According to Infonetics Research, the market for PON equipment will more than double between 2009 and 2014. The ramp in PON demand is being driven by the global upgrade of existing broadband infrastructure to support ever-increasing bandwidth needs for video delivery and content sharing from the cloud network into and around the home and multi-dwelling units (MDUs).

With the addition of Opulan’s cutting-edge access technologies, Atheros will now provide carriers with a unique end-to-end (WAN-to-LAN) architecture that not only delivers Gigabit speed next-generation optical broadband access to the home and MDU, but also harnesses Atheros’ unique hybrid connectivity portfolio consisting of Ethernet, Wi-Fi® and Powerline solutions. Furthermore, Opulan’s team augments Atheros’ workforce in China, which enables the company to increase its engineering and customer support for the large broadband deployments that are projected for the region.

“With the pending acquisition of Opulan, Atheros will have the industry’s most complete and unique networking IC portfolio for connecting the entire home or office,” said Craig Barratt, president and chief executive officer of Atheros. “This is another important step in Atheros’ strategy to make it easier for consumers to connect and consume rich media on more and more devices. Opulan’s world-class team also brings additional engineering leadership and strong customer relationships in Asia.”

Atheros’ popular ETHOS® line of Ethernet switching solutions will complement Opulan’s industry-leading 1G/10G EPON (Ethernet PON) and MUX product portfolio. By tightly integrating the carrier transport mechanisms with its high-performance Gigabit Ethernet solutions, Atheros can offer a carrier-class FTTH platform that delivers Gigabit broadband access from the central office to the gateway, and then intelligently routes the traffic within the home.

“The seamless integration of best-in-class wired and wireless technologies will create the world’s most competitive platform for carriers bringing next-generation broadband to homes and MDUs,” said Zheng Liu, chief executive officer of Opulan. “Opulan and Atheros also share a culture of innovation and strong customer commitment that will benefit our employees, our partners and our customers.”

With the acquisition of Opulan, Atheros gains 111 employees located in Shanghai and Beijing, China. Under the terms of the agreement, Atheros will pay Opulan shareholders approximately $72 million in cash, and may pay additional cash to Opulan shareholders subject to the attainment of earn-out objectives applicable to the acquired business during a 12-month period following the closing date. The transaction, which is expected to close in the third quarter of 2010, remains subject to regulatory requirements and other customary closing conditions. The acquisition has been approved by the board of directors of each company, and a majority of Opulan’s shareholders have agreed to approve the transaction.

About Atheros Communications, Inc.

Atheros Communications is a global leader in innovative technologies for wireless and wired communications. Atheros combines its wireless and networking systems expertise with high-performance radio frequency (RF), mixed signal and digital semiconductor design skills to provide highly integrated chipsets that are manufactured on low-cost, standard complementary metal-oxide semiconductor (CMOS) processes. Atheros technology is used by a broad base of leading customers, including personal computer, networking equipment and consumer device manufacturers. For more information, please visit www.atheros.com or send an email to info@atheros.com.

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Atheros, the Atheros logo and ETHOS are trademarks of Atheros Communications, Inc. All other trademarks mentioned in this document are the sole property of their respective owners.

NOTE ON FORWARD-LOOKING STATEMENTS: Except for the historical information contained herein, the matters set forth in this press release, including the anticipated benefits for Atheros of the acquisition of Opulan, Atheros’ plans, objectives, expectations and intentions with respect to the Opulan acquisition, and the anticipated growth of the PON market, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the risk that the transaction will not close in the third quarter of 2010 or at all, difficulties in the integration of acquired businesses, the risk that the benefits from the transaction may not be fully realized or may take longer to realize than expected, disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers, the effects of competition and technological change, general economic conditions, and the risks detailed in Atheros’ Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, as filed with the Securities and Exchange Commission, and in other reports filed with the SEC by Atheros from time to time. These forward-looking statements speak only as of the date hereof. Atheros disclaims any obligation to update these forward-looking statements.

Although we believe that the forward-looking statistical information from Infonetics Research is reliable, we have not independently verified this data. Infonetics Research generally indicate that it has obtained its information from sources believed to be reliable, but does not guarantee the accuracy and completeness of the information.